Exhibit 99.1

14 Lafayette Square, Suite 1405 ● Buffalo, New York 14203

FOR IMMEDIATE RELEASE

Rand Capital Corporation Announces Leadership Transition and Changes to the Board of Directors

●	Allen F. “Pete” Grum to retire as President and CEO and become Vice Chair of Board of Directors

●	Daniel P. Penberthy appointed President and CEO effective December 1, 2021

●	Margaret Brechtel promoted to Executive Vice President and CFO

●	Robert M. Zak appointed Chair of the Board

BUFFALO, NY, October 25, 2021 – Rand Capital Corporation (Nasdaq: RAND) (“Rand” or the “Company”), a business development company, announced today that Allen F. “Pete” Grum, President and Chief Executive Officer of Rand, intends to retire effective December 1, 2021. Mr. Grum will remain as a member of the Board of Directors of the Company and has been appointed Vice Chair of the Board of Directors of the Company effective December 1, 2021. As a result of Mr. Grum’s pending retirement, the Board of Directors has appointed Daniel Penberthy, Executive Vice President, Treasurer, Chief Financial Officer and Secretary of the Company, to serve as President and Chief Executive Officer of the Company effective December 1, 2021. In addition, Margaret Brechtel, Vice President of Finance, will succeed Mr. Penberthy as Executive Vice President, Treasurer, Chief Financial Officer and Secretary of the Company, also effective December 1, 2021.

The Board also announced that Erland “Erkie” E. Kailbourne will step down as Chair of the Board of Directors, effective December 1, 2021, while remaining as a director. Robert M. Zak, who has served as a director since 2005 and is currently Vice Chair, will assume the role of Board Chair, effective December 1, 2021.

Mr. Kailbourne commented, “These are exciting times for Rand and indicative of the transformation we have been affecting over the last three years. I want to thank Pete for his 25 years of leadership having built Rand from a small, venture capital business with less than $10 million in net assets, to a growing, dividend-paying business development company with approximately $58 million in net assets. We also appreciate his willingness to continue to serve on the Board. We believe that the leadership and experience that Dan and Margaret bring will continue to advance Rand as it evolves its portfolio and focuses on expanding net investment income. We believe our strategy should drive total return to our shareholders.”

Mr. Zak said, “I am honored to succeed Erkie as Board Chair and pleased that he will continue to serve on the Board. Over the last three years as Chair, he has guided us through major transactions with an astute business acumen. We have seen significant change these last few years and I look forward to being a part of the Company’s continued growth.”

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Rand Capital Corporation Announces Leadership Transition and Changes to the Board of Directors
October 25, 2021

ABOUT RAND CAPITAL

Rand Capital (Nasdaq: RAND) is an externally-managed business development company (BDC). The Company’s investment objective is to maximize total return to its shareholders with current income and capital appreciation by focusing its debt and related equity investments in privately-held, lower middle market companies with committed and experienced managements in a broad variety of industries. Rand invests in early to later stage businesses that have sustainable, differentiated and market-proven products, revenue of more than $2 million and a path to free cash flow or up to $5 million in EBITDA. The Company’s investment activities are managed by its external investment adviser, Rand Capital Management, LLC. Additional information can be found at the Company’s website where it regularly posts information: https://www.randcapital.com/.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than historical facts, including but not limited to statements regarding the strategy of the Company and its outlook, the effectiveness of changes in leadership and the Board; and any assumptions underlying any of the foregoing, are forward-looking statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) evolving legal, regulatory and tax regimes; (2) changes in general economic and/or industry specific conditions; and (3) other risk factors as detailed from time to time in Rand ’s reports filed with the Securities and Exchange Commission (“SEC”), including Rand’s annual report on Form 10-K for the year ended December 31, 2020, quarterly reports on Form 10-Q, and other documents filed with the SEC. Consequently, such forward-looking statements should be regarded as Rand’s current plans, estimates and beliefs. Except as required by applicable law, Rand assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Company:		Investors:
Allen F. (“Pete”) Grum		Deborah K. Pawlowski
President and CEO		Kei Advisors LLC
Phone:	716.853.0802	Phone:	716.843.3908
Email:	pgrum@randcapital.com	Email:	dpawlowski@keiadvisors.com

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